Exhibit 10.1
Hagerty, Inc.
Executive Severance and Change in Control Plan

Section 1.    Introduction.
The Hagerty, Inc. Executive Severance and Change in Control Plan (the “Plan”) is hereby established effective July 15, 2026 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance and/or change in control benefits to selected executive employees of Hagerty, Inc. (the “Company”) as set forth herein. Capitalized terms used in the Plan not otherwise defined have the meanings set forth on Appendix A to the Plan. This Plan is intended to supplement and does not supersede or duplicate the severance benefits that may be provided under any Separate Agreement. This Plan document also is the Summary Plan Description for the Plan.
Section 2.    Eligibility for Benefits.
(a)    Eligible Executive. An employee of the Company is an Eligible Executive who is eligible to receive benefits under the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) with respect to eligibility for severance benefits, such employee’s employment with the Company terminates due to a Covered Termination; and (iv) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Executive shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)    Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a separation agreement and general release of claims, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than sixty (60) days following the date of the applicable Covered Termination.
(c)    Exceptions to Severance Benefit Entitlement. An employee who otherwise is an Eligible Executive will not receive severance benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)    The employee is terminated by the Company for any reason or voluntarily terminates employment with the Company in any manner (including due to the employee’s death or Disability), and in either case, such termination does not constitute a Covered Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return to work following a leave of absence.
(2)    The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
(3)    The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of
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responsibility and compensation and would not give rise to the employee’s right to resign for Good Reason.
(4)    The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to resign for Good Reason and the successor or purchasing entity assumes the Company’s obligations under the Plan. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets. For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(c)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Executive following the date of such reemployment and eligible to participate in this Plan as assumed or continued by such successor or purchaser entity.
(d)    Termination of Severance Benefits. An Eligible Executive’s right to receive severance benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Executive is receiving severance benefits under the Plan, the Eligible Executive, without the prior written approval of the Plan Administrator, engages in a Prohibited Action (as defined below). In addition, if benefits under the Plan have already been paid to the Eligible Executive and the Eligible Executive subsequently engages in a Prohibited Action during the Prohibited Period (or it is determined that an Eligible Executive engaged in a Prohibited Action prior to receipt of such benefits), any benefits previously paid to the Eligible Executive shall be subject to recoupment by the Company on such terms and conditions as shall be determined by the Plan Administrator, in its sole discretion. The “Prohibited Period” shall commence on the date of the Eligible Executive’s Covered Termination and continue for the number of months corresponding to the Severance Period set forth in such Eligible Executive’s Participation Agreement. A “Prohibited Action” is the Eligible Executive’s breach of any material statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in the Company’s standard employee confidentiality agreement, the Release and/or any other obligations of confidentiality, non-solicitation, non-competition, non-disparagement, or similar provisions set forth in the Eligible Executive’s employment agreement, offer letter, any other written agreement between the Eligible Executive and the Company, or under applicable law).
Section 3.    Amount of Benefit.
(a)    Severance Benefit. Benefits under the Plan shall be provided to an Eligible Executive as set forth in the Participation Agreement, subject to reduction as provided in this Section 3 below. The benefits provided under this Plan are intended to supplement, without duplication, any benefits provided under any Separate Agreement to an Eligible Executive.
(b)    Certain Reductions.
(1)    If an Eligible Executive is eligible for severance benefits under the Plan and a Separate Agreement, an Eligible Executive’s severance benefits under the Plan will be automatically reduced, on a benefit-by-benefit basis, by any benefits provided under a Separate Agreement, with such reduction applied to any installment payments that are first scheduled to occur
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under the Plan. However, to the extent an Eligible Executive is eligible for the same benefits under the Plan and a Separate Agreement, but such benefits would be paid to an Eligible Executive on an earlier date pursuant to the Plan than the date provided under a Separate Agreement, then such benefits shall instead be paid to the Eligible Executive on the earlier date provided under the Plan to the extent such earlier payment can be made to Eligible Executive without triggering adverse tax consequences to the Eligible Executive under Section 409A.
(2)    In no event is an Eligible Executive eligible for benefits under this Plan and the Hagerty Severance Pay Plan (the “Non-Executive Plan”). As a condition to eligibility for this Plan, the Eligible Executive is not eligible to receive benefits under the Non-Executive Plan.
(3)    The Company, in its sole discretion, shall have the authority to reduce an Eligible Executive’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Executive by the Company or an Affiliate that become payable in connection with the Eligible Executive’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Executive to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Executive’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(b) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Executive and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Executive, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.
(4)    Any reductions that are made pursuant to this Section 3(b) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under any Separate Agreement, contract, legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such Separate Agreement, legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice).
(c)    Parachute Payments. Except as otherwise provided in an individual Participation Agreement, if any payment or benefit an Eligible Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion
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of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 3. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If the Eligible Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
Section 4.    Return of Company Property.
    An Eligible Executive will not be entitled to any severance benefit under the Plan unless and until the Eligible Executive returns all Company Property. As a condition to receiving benefits under the Plan, an Eligible Executive must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, an Eligible Executive is not required to return his or her personal copies of documents evidencing the Eligible Executive’s hire, termination, compensation, benefits and Equity Awards and any other documentation received as a stockholder of the Company.
Section 5.    Time of Payment and Form of Benefit.
The Company reserves the right in the Participation Agreement to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state, local and other applicable withholding taxes. If an Eligible Executive is
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indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.
Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Executive’s termination of employment unless and until the Eligible Executive has also incurred a “Separation from Service,”, unless the Company reasonably determines that such amounts may be provided to the Eligible Executive without causing the Eligible Executive to incur the adverse personal tax consequences under Section 409A.
It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Executive be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Executive’s Separation from Service and (2) the date of the Eligible Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Executive a lump sum amount equal to the sum of the benefit payments that the Eligible Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Executive’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Executive’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Executive’s Release, the Company shall (1) pay the Eligible Executive a lump sum amount equal to the sum of the benefit payments that the Eligible Executive would otherwise have received through such payroll date but for the delay in payment related
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to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

Section 6.    Transfer and Assignment.
The rights and obligations of an Eligible Executive under this Plan may not be sold, transferred, pledged or assigned without the prior written consent of the Plan Administrator, and only if such action would not result in adverse tax consequences under Section 409A. This Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.
Section 7.    Clawback; Recovery.
All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with the Hagerty, Inc. Policy for Recovery of Erroneously Awarded Incentive Compensation (the “Recoupment Policy”) and any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under the Company’s Recoupment Policy or such other clawback policy will be an event giving rise to an Eligible Executive’s a right to resign for Good Reason.
Section 8.     Participation Agreement Terms.
(a) Default Participation Agreement Terms. Unless otherwise specifically provided in the Plan or a Participation Agreement, the following terms shall apply and are incorporated into the terms of each Participation Agreement:
(1)    An Eligible Executive will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by an Eligible Executive as a result of employment by another employer or any retirement benefits received by such Eligible Executive after the date of the Eligible Executive’s termination of employment with the Company.
(2)    Notwithstanding the schedule for provision of severance benefits as set forth in a Participation Agreement, the provision of any severance benefits is subject to any delay in payment that may be required under Section 5 of the Plan and no benefits will be paid or provided prior to the effective date of the Release.
(3)    In all cases severance benefits will be calculated ignoring any reduction in Base Salary that would give rise to Participant’s right to resign for Good Reason.
(4)    In order to give effect to the intent of any Equity Award vesting acceleration benefits set forth in any Participation Agreement, notwithstanding anything to the contrary set forth in the Equity Plan or the applicable Equity Award agreement that provides that any then unvested portion of any Equity Award will immediately expire upon a Participant’s termination of service, any Equity Awards shall remain outstanding following termination of service as necessary to give effect to such acceleration.
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(5)    Nothing in the Plan or any Participation Agreement shall limit the ability of the Company to undertake a Change in Control or provide for the applicable treatment of Equity Awards in connection with a Change in Control as permitted by the terms of the Equity Plan (or other applicable equity plan under which such Equity Awards were granted) and the award agreement for such Equity Award, subject to the obligation to provide any vesting acceleration benefits under the Plan.
(6)    For purposes of any Participation Agreement references to COBRA shall be deemed to refer also to analogous provisions of state law and any applicable COBRA premiums that are paid by the Company shall not include any amounts payable by Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Participant’s sole responsibility.
(7)    Notwithstanding any provision of COBRA premium payment benefits in any Participation Agreement, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on the Participant’s behalf, the Company will instead pay Participant on the last day of each remaining month of the COBRA payment period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Participant’s election of COBRA coverage or payment of COBRA premiums and without regard to the Participant’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA payment period.
Section 9.    Right to Interpret and Administer Plan; Amendment or Termination.
(a)    Interpretation and Administration. Prior to the effective date of a Change in Control, the Committee shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons. Upon and after the effective date of Change in Control, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the effective date of a Change in Control will be final and binding on all Eligible Executives. Any references in this Plan to the “Committee” or “Plan Administrator” with respect to periods following the effective date of a Change in Control shall mean the Representative.
(b)    Amendment or Termination. The Plan Administrator reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Executive and without regard to the effect of the amendment or termination on any Eligible Executive or on any other individual, except as otherwise provided herein or in an individual Participation Agreement. Any amendment or termination of the Plan shall be in writing. Notwithstanding the foregoing, an Eligible Executive’s rights to receive payments and benefits pursuant to the Plan under an effective Participation Agreement may not
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be impaired or terminated, without the Eligible Executive’s written consent, by an amendment or termination of the Plan.
Section 10.    No Implied Employment Contract.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employment of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 11.    Legal Construction.
This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Michigan.
Section 12.    Claims, Inquiries and Appeals.
(a)    Applications for Benefits and Inquiries. Any application for benefits (in the event that a Participant believes they are entitled to benefits hereunder that have not been initiated or provided by the Company), inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Hagerty, Inc.
Talent, Culture, and Compensation Committee
121 Drivers Edge
Traverse City, Michigan 49684
(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)    the specific reason or reasons for the denial;
(2)    references to the specific Plan provisions upon which the denial is based;
(3)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.
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If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Hagerty, Inc.
Talent, Culture, and Compensation Committee
121 Drivers Edge
Traverse City, Michigan 49684
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)    the specific reason or reasons for the denial;
(2)    references to the specific Plan provisions upon which the denial is based;
(3)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
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(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Executive’s claim or appeal within the relevant time limits specified in this Section 13, the Eligible Executive may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 13.    Basis of Payments to and from Plan.
The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.
Section 14.    Other Plan Information.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 86-1213144. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Hagerty, Inc.
Talent, Culture, and Compensation Committee
121 Drivers Edge
Traverse City, Michigan 49684
In addition, service of legal process may be made upon the Plan Administrator.
(d)    Plan Sponsor. The “Plan Sponsor” is:
Hagerty, Inc.
121 Drivers Edge
Traverse City, Michigan 49684

(e)    Plan Administrator. The Plan Administrator is the Committee prior to the effective date of a Change in Control and the Representative upon and following such date. The Plan Administrator’s contact information is:
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Hagerty, Inc.
Talent, Culture, and Compensation Committee or Representative
121 Drivers Edge
Traverse City, Michigan 49684
The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 15.    Statement of ERISA Rights.
Participants in this Plan (which is a welfare benefit plan sponsored by Hagerty, Inc.) are entitled to certain rights and protections under ERISA. Individuals eligible to participate in this Plan are referred to as “you” in this Section 15 of the Plan. If you are an Eligible Executive, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a)    Receive Information About Your Plan and Benefits.
(1)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(3)    Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Executive with a copy of this summary annual report.
(b)    Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Executives, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Executives and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)    Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
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If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)    Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

    12.

Appendix A
Definitions
(a)    “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(b)    “Annual Cash Bonus” means a bonus payable under the Company’s Amended and Restated Annual Incentive Plan or any successor annual bonus plan.
(c)     “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an employee’s right to resign for Good Reason (if applicable).
(d)    “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Talent, Culture and Compensation Committee of the Board, then “Board” shall also mean the Talent, Culture and Compensation Committee of the Board.
(e)    “Cause” means that an employee has engaged in any of the following: (A) employee’s gross negligence in the performance of employee’s duties and responsibilities to the Company, or employee’s refusal or failure to follow or carry out any reasonable direction of the Chief Executive Officer (“CEO”) (if the employee reports to the CEO), the Board or a committee thereof, (B) employee’s material breach of any Company policy that has been provided to employee in writing, the employee’s Employment Agreement, or any other agreement to which employee and the Company are parties, which breach, if susceptible of cure, remains uncured or continues or recurs thirty (30) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach by employee of any confidentiality, proprietary information, non-competition or non-solicitation obligations as set forth in such employee’s Employment Agreement or any other agreement between the employee and the Company shall be deemed not susceptible of cure), (C) commission by employee of fraud, embezzlement or theft; (D) employee’s indictment or conviction of, or plea of no contest to, a felony or any other crime involving dishonesty or moral turpitude; (E) any conduct that involves a breach of fiduciary obligations or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company; or (F) employee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO (if the employee reports to the CEO) or the Board or a committee thereof to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.
(f)    “Change in Control” has the meaning ascribed to such term in the Equity Plan as in effect on the Effective Date.
(g)    “Change in Control Period” means the period beginning three (3) months prior to and ending twenty-four (24) months following the effective date of a Change in Control.
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(h)    “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an employee’s right to resign for Good Reason arise within the Change in Control Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.
(i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k)    “Committee” means the Talent, Culture, and Compensation Committee of the Board.
(l)    “Company” means Hagerty, Inc. or, following a Change in Control, the surviving entity resulting from such event.
(m)    “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Executive had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).
(n)    “Covered Termination” means a Regular Termination or a Change in Control Termination.
(o)    “Disability” means any physical or mental condition which renders an employee incapable of performing the work for which he or she was employed by the Company or similar work offered by the Company.  The Disability of an employee shall be established if (i) the employee satisfies the requirements for benefits under the Company’s long-term disability plan or (ii) if no long-term disability plan, the employee satisfies the requirements for Social Security disability benefits.
(p)    “Eligible Executive” means an executive level employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2 and is designated in writing as eligible to participate in the Plan by the Plan Administrator.
(q)    “Employment Agreement” means the executive employee’s employment agreement with the Company or an Affiliate.
(r)    “Equity Awards” means any equity awards granted to an Eligible Executive by the Company under the Company’s Equity Plans or otherwise.
(s)    “Equity Plan” means the Hagerty, Inc. 2021 Stock Incentive Plan, as amended from time to time, or any successor plan thereto.
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(t)    “Good Reason” means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such Eligible Executive’s consent: (i) a material diminution in the Eligible Executive’s authorities, duties or responsibilities; provided that a Change in Control (as defined below) and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of the Eligible Executive’s authorities, duties or responsibilities with respect to such division or unit, (ii) a material diminution in the Eligible Executive’s Base Salary (unless pursuant to a compensation reduction program applicable generally to the Company’s similarly situated executive employees that is implemented on a date that is not within the Change in Control Period), (iii) the Company’s material breach of the terms of the Employment Agreement of the Eligible Executive, or (iv) a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s then-current principal place of employment immediately prior to such relocation; provided, however, that in each case above, in order for the Eligible Executive’s resignation to be deemed to have been for Good Reason, the Eligible Executive providing written notice thereof to the Company no later than (30) days following the first occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason for resignation, (ii) providing the Company a period of sixty (60) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason (the “Cure Period”), and (iii) the Eligible Executive must resign from employment within thirty (30) days following the expiration of Cure Period if the Company fails to remedy the condition.
(u)    “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause (and other than as a result of the employee’s death or Disability) or (2) an employee’s resignation for Good Reason, provided that in any case such termination is also a Separation from Service.
(v)    “Participation Agreement” means an agreement between an Eligible Executive and the Company in substantially the form of Appendix B attached hereto or such other form approved by the Plan Administrator, and which may include such other terms as the Plan Administrator deems necessary or advisable in the administration of the Plan.
(w)    “Plan Administrator” means the Committee prior to the effective date of a Change in Control and the Representative upon and following such date, or such applicable person or persons to whom the Committee or Representative has delegated such authority.
(x)    “Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.
(y)    “Representative” means one or more members of the Committee or other persons or entities designated by the Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the effective date of such Change in Control as provided in Section 10(a).
(z)    “Section 409A” means Section 409A of the Code and the treasury regulations and other guidance thereunder and any state law of similar effect.
(aa)    “Separate Agreement” means any severance or change in control benefits set forth in any individual employment letter, employment agreement, Equity Award agreement or other agreement between the Company and an Eligible Executive.
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(bb)    “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

    16.